Exhibit 10.2

AGREEMENT

THIS AGREEMENT (this “Agreement”) is executed as of November 1, 2017, by and between Avalon GloboCare Corp., a Delaware corporation (the “Company”) and Tauzin Consultants, LLC (“Consultant”).

In consideration of the mutual promises and covenants set forth herein, the Company and the Consultant agree to the following terms:

I.	Duties and Responsibilities of Consultant

The Company agrees that the following list of Duties and Responsibilities is a list of services in which Consultant is able and willing to perform on the Company’s behalf. Consultant’s retainer shall not be affected if Company does not request, in written form, any particular elements of this list at any time.

Short-Term Activity

●	In the first several weeks of our relationship, Consultant will thoroughly examine and evaluate the Company’s previous and existing strategies and tactics. As with all new clients, Consultant will then build upon and enhance successful strategies and reevaluate and modify strategies that have underperformed or failed. Targeted and prioritized lists of likely healthcare-related companies will be developed thereafter, based on a market analysis and Consultant’s collective contacts. This introductory phase will not, in any way, preclude Consultant from making targeted business development introductions on Company’s behalf. This period simply ensures that together our organizations properly lay down the foundation for our relationship. On a parallel track will be key initiatives on government relations activities. (1) In speaking with Company’s executives, Consultant seeks a thorough download of previous/existing relationships with key players in the US health care industry, as well as interactions with federal legislative and/or regulatory agencies if any. In addition, we would like to learn of any challenges or interests the Company has, or anticipates having due to federal laws or regulations. (2) In order to open doors to potential business opportunities by building the Company’s profile in Congress, Consultant would like to develop a Hill outreach strategy that would involve meeting with Members of Congress and key staff members. There is great benefit in meeting with select members of the Cancer Caucuses, the Aging Committee and/or members with a health or scientific background.

1099 New York Ave, NW, Ste. 530 ● Washington, DC 20001 ● Phone: 202.684.9844 ● Fax: 202.706.6062 ● www.tauzinconsultants.com

Long-Term Activity

●	Develop marketing materials:

Consultant will work with Company to identify an overarching message that articulates Company’s importance as a premium healthcare management provider and developer. This will serve as the key message Company wants to communicate to potential business partners and key policy makers. It is essential to have one strong theme that can run through all communications. Consultant will carefully tailor any message and materials, where appropriate, to demonstrate the specific benefits of our request to the entity.

●	Provide access to corporate executives:

Drawing from our extensive contact network in the area of healthcare, Consultant will consistently develop relationships and facilitate introductions on the Company’s behalf, at a pace deemed appropriate by the Company. Congressman Tauzin’s access to top decision makers representing many of Company’s potential customers and partners will streamline the due diligence and relationship-building process, while providing immediate validation of the Company even before the first introductory call is held.

●	Develop and implement effective outreach strategy for Congress and other key 3rd party groups:

Consultant will work with Company to develop and act upon a strategy to introduce Company’s executives to key members in the US House and Senate and 3rd party groups where there’s opportunity to meet other key industry leaders in the healthcare industry. As important, Consultant will carefully tailor any message and materials, where appropriate, for each audience.

●	Direct access and reliable communications with Consultant:

Consultant will meet or speak regularly with the appropriate officers of Company to assess the strategic plan and technical issues with our collective plan, making changes as necessary on an on-going basis to best achieve Company’s goals.

1099 New York Ave, NW, Ste. 530 ● Washington, DC 20001 ● Phone: 202.684.9844 ● Fax: 202.706.6062 ● www.tauzinconsultants.com

II.	Terms of the Agreement

(1)	This Agreement and the services to be provided by Consultant hereunder shall be for an initial guaranteed term of 6 months commencing November 1, 2017. This engagement will auto-renew every 6 months unless modified by agreement or cancelled at least 30 days prior to expiration of existing contract with written notice by either party. In the event of termination by either party, any compensation accrued but unpaid and otherwise then payable pursuant to the terms of Article III hereof at the time of the termination shall be paid to the Consultant or his assigns, and any compensation accrued but not yet then payable pursuant to the terms of Article III hereof shall remain accrued and will be payable pursuant to the terms of Article III hereof. This agreement is contingent upon Congressman Billy Tauzin joining the Board of Directors of Avalon Globo Care and remaining on the Board during the course of this engagement.

III.	Compensation

(1)	The Company agrees to pay Consultant compensation in two possible forms, cash and equity.

(2)	For work that has been completed in the past, Company shall pay Consultant Thirty Thousand Dollars ($30,000.00) and reimburse Consultant for previously approved expenses. These cash payments are due upon the execution of this agreement. In addition, Company will issue Consultant a stock grant equal to the sum of Fifteen Thousand Dollars ($15,000.00) at a time mutually agreed.

(3)	The Company shall pay Consultant a fee of Ten Thousand Dollars ($10,000.00) per month for each month of Consultant’s service hereunder.

(4)	During the Term of the Agreement, the Company shall issue stock options to acquire 90,000 shares of common stock for a term of three years at an exercise price of $1.00 per share at the end of every quarter. 50,000 of these options will be issued to Thomas N. Tauzin and 40,000 of these options will be issued to Wilbert J. Tauzin.

1099 New York Ave, NW, Ste. 530 ● Washington, DC 20001 ● Phone: 202.684.9844 ● Fax: 202.706.6062 ● www.tauzinconsultants.com

(5)	The Company shall issue to Consultant, a 5% equity interest, or mutually agreed upon equivalent; in example, profit interest) in ANY partnership or joint venture in which Consultant helps to facilitate, including Fox Rehabilitation.

(6)	The Company shall also reimburse the Consultant for any pre-approved expenses incurred by the Consultant in connection with its performance of its services hereunder, upon receipt from the Consultant, reasonable proof and copies of relevant receipts and invoices.

(7)	Consultant is an independent contractor and, therefore, shall not be entitled to any employee benefits of the Company.

(8)	Payment to the Consultant shall be by direct payment (bank details to be provided by Consultant) or check to Consultant (Tax I.D. Number is 27-3153542; address is 1099 New York Avenue, NW, Suite 530, Washington, DC 20001). Such payment shall discharge the Company of any further obligation with regard to the services performed for which payment has been made.

(9)	Consultant shall invoice the Company at the beginning of each month for services to be performed and payment is due by the 15th of that month.

IV.	Confidentiality

Consultant acknowledges that in the course of performing assignments for the Company, Consultant will be exposed to confidential, proprietary, educational and administrative information of the Company. Any such information acquired by the Consultant shall not be disclosed by him to others or used for Consultant’s own benefit. The obligations of Consultant under this paragraph shall survive termination of the Agreement provided, that Consultant’s obligation to keep information confidential shall not apply to information (a) was known to Consultant, as evidenced by written records, prior to the receipt from the Company; or (b) hereinafter becomes generally known to the public through no fault of the Consultant. Consultant agrees to execute the Company’s standard form nondisclosure agreement. Consultant acknowledges that Company is a publicly traded Company and during the course of this engagement, Consultant may become knowledgeable of material non-public information. Therefore, Consultant agrees to not trade in Company common stock (either buy or sell) during the course of this engagement.

1099 New York Ave, NW, Ste. 530 ● Washington, DC 20001 ● Phone: 202.684.9844 ● Fax: 202.706.6062 ● www.tauzinconsultants.com

V.	Work for Others

The Company recognizes and agrees that Consultant may perform services for other parties during the Term, provided that those services do not represent a conflict of interest or a breach of Consultant’s obligations to Company under this Agreement. In the event of a conflict that arises during the terms of this contract, Consultant shall immediately advise Company of the existence of such conflict.

VI.	Ethics. The nature of Consultant’s work is highly visible and as such may result in public scrutiny. Consultant warrants that it is properly registered to conduct such work, will abide by all rules and regulations governing such practices, and will conduct itself with the highest standards of ethical conduct.

VII.	Entirety: This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

This Agreement shall be effective as of the date first written above and shall continue until terminated by either party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Tauzin Consultants, LLC		Avalon GloboCare Corp.

By:	/s/ Thomas N. Tauzin	By:
Thomas N Tauzin		Name:__Luisa Ingargiola_________
Title: Managing Director		Title:____C.F.O_______________

1099 New York Ave, NW, Ste. 530 ● Washington, DC 20001 ● Phone: 202.684.9844 ● Fax: 202.706.6062 ● www.tauzinconsultants.com

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